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                                   EXHIBIT 3.2

                             ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          INTELIGENT LIFE CORPORATION


     Pursuant to the provisions of Section 607.1006, Florida Statutes (the "Code"), the undersigned hereby submits the following Articles of Amendment to the Amended and Restated Articles of Incorporation of Intelligent Life
Corporation:
                                       I.
     The name of the corporation is Intelligent Life Corporation (the "Corporation").
                                      II.
     Article One of the Corporation's Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   "ARTICLE I
                                      Name
                                      ----

     The name of the Corporation is ilife.com, Inc.

                                      III.

     The foregoing amendment was duly adopted by the board of directors of the Corporation on November 5, 1999 without shareholder action. Shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to Restated Articles of Incorporation on the 5th day of November, 1999

                                     Intelligent Life Corporation


                                     By:    /s/ William P. Anderson, III
                                            ----------------------------
                                     William P. Anderson, III
                                     President & Chief Executive Officer